Exhibit 10.16

UTILICRAFT AEROSPACE INDUSTRIES, INC.

554 Briscoe Blvd. Lawrenceville, GA 30045

Phone: (678) 376-0898  Fax: (678) 376-9093

Purchase Order

PO Number:	AMI-03-05-SOW-2

Date:	Mach 25, 2005

Amount:	$323,276

Terms:	Invoice Net 30 days (invoice schedule below)

Deliverables:	FF-1080-300 Config. Definition, Wing Design, & Wind Tunnel.

The costs and schedules are as follows:

Configuration Definition	1 mo.	$18,750

Wing Design	2 mos.	$37,500

Wind Tunnel:

Model fabrication and test support by Aeronautical Testing Service, Inc.	3 mos.	$178,778

UWAL 8 ft x 12 ft tunnel – occupancy cost for 15 shifts	1 mo.	$45,846

AMI test support, data analysis and documentation	1 mo.	$42,402
	Total	$323,276

Payment for the work will be on a monthly basis.

Invoice Schedule:
$20,000 per month for 3 months,

$60,000 per mo for 3 months
$41,638 per mo for 2 months.

Authorized By:	John J. Dupont
President, CEO